November 29, 2006

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re:	Edulink, Inc.
File no. 000-29953

We have read the statements under Item 4.01 of the Form 8-K report dated November 29, 2006 regarding our firm. We agree with the statements reported therein under section A and have no basis to agree or disagree with statements reported under section B.

/s/ Malone & Bailey, PC

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas